EXHIBIT 10.5

FARMOUT AGREEMENT

THIS AGREEMENT dated as of the 25th day of February 2005.

BETWEEN:

DEEP WELL OIL & GAS, INC., a Nevada corporation extra-provincially registered in Alberta (“Deep Well”) and NORTHERN ALBERTA OIL LTD., an Alberta corporation (“Northern”)

(collectively, the “Farmor”)

AND:

SURGE GLOBAL ENERGY (CANADA), LTD., an Alberta corporation and SURGE GLOBAL ENRGY INC. a Delaware corporation (collectively, the “Farmee”)

WHEREAS the Farmee desires the right to acquire an interest in the Title Documents and the Farmout Lands upon the terms and conditions herein set forth.

The Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Each capitalized term used in this Head Agreement will have the meaning given to it in the Farmout & Royalty Procedure and, in addition:

(a)           “6.5 Section Block” means those lands designated as such in Schedule “A”;

(b)           “32 Section Block” means those lands designated as such in Schedule “A”;

(c)           “31 Section Block” means those lands designated as such in Schedule “A”;

(d)           “Assignment Procedure” means the 1993 CAPL Assignment Procedure which will be deemed to apply as if it had been included as a separate schedule to this Agreement;

(e)           “Assumption of Liabilities and Indemnity Agreement” means agreement entitled Assumption of Liabilities and Indemnity Agreement dated as of February 18, 2005 pursuant to which Farmor undertakes to be solely responsible for the Nearshore ORR as it pertains to the Farmee’s interests in the Farmout Lands and to indemnify and save Farmee harmless from any and all claims and demands made by Nearshore Petroleum Corporation (or any person claiming by, through or under it) in respect of the Nearshore ORR;

(f)            “Conditions Satisfaction Date” means the date on which all conditions in Section 2.1 have been satisfied;

(g)           “Contract Depth” means, with respect to each well drilled by Farmee under this Agreement, a vertical wellbore to a depth sufficient to penetrate 15 meters into the top of the Wabamun formation or to a subsurface depth of 800 meters whichever shall first occur, followed by a minimum 600 meter horizontal wellbore within the Bluesky Formation;

(h)           “Earning Period” means a period of 24 months following the Conditions Satisfaction Date;

(i)            “Effective Date” means February 17, 2005;

(j)            “Encumbrances” means the royalty interests described under that heading in Schedule “A”;

(k)           “Existing 32 Section Block JOA” means the Joint Operating Agreement made as of April 26, 2004 originally between Northern Alberta Oil Ltd. (formerly Mikwec Energy Canada Limited by name change) having an 80% participating interest and Pan Orient Energy Ltd. (formerly Maxen Petroleum Inc. by name change) having a 20% participating interest pertaining to the 32 Section Block;

(l)            “Existing 31 Section Block JOA” means the Joint Operating Agreement made as of December 9th, 2004 among Deep Well having an 80% participating interest, Pan Orient Energy Ltd. having a 10% participating interest (Execution Pending) and 1132559 Alberta Ltd. having a 10% participating interest (Executed) pertaining to the 31 Section Block;

(m)          “Existing JOAs” means, collectively, the Existing 32 Section Block JOA and the Existing 31 Section Block JOA;

(n)           “Farmor’s Pre-Farmout Working Interests” means the interests shown under that heading in Schedule “A”;

(o)           “Farmout Lands” means the lands shown under the heading Farmout Lands in Schedule “A”, provided that the “Farmout Lands” shall not include the 6.5 Section Block lands unless or until the Farmor acquires a legal or beneficial interest in the Title Documents that comprise the 6.5 Section Block;

(p)           “Farmout & Royalty Procedure” means the 1997 CAPL Farmout & Royalty Procedure including the elections and revisions thereof, which are attached to this Head Agreement as Schedule “B”;

(q)           “Head Agreement” means this Agreement other than the Schedules;

(r)            “Mutual Interest Lands” means any interest in any single parcel of petroleum and natural gas rights, oil sands leases, and oil sands permits where 50% or more of that parcel, by surface area, is within Townships 91 and 92, Ranges 12 and 13, W5M;

(s)           “Nearshore ORR “ means the 6.5% overriding royalty granted to Nearshore Petroleum Corporation under the Royalty Agreement dated December 12, 2003 originally entered into between Mikwec Energy Canada Ltd. and Nearshore Petroleum Corporation;

(t)            “Operating Procedure” means the 1990 CAPL Operating Procedure together with the 1996 PASC Accounting Procedure including the elections and revisions thereof, which are attached to this Head Agreement as Schedule “C”;

(u)           “Operator” means Farmee;

(v)           “Parties” means Farmor and Farmee and “Party” means either of them, as applicable;

(w)          “Proved Reserves” means estimated volumes of crude oil, crude bitumen, oil sands, natural gas and gas condensates, liquids and associated substances which are expected to be retrieved from deposits and used commercially, at the economic and technical conditions applicable at the time and according to current legislation, and includes:

(i)            proved developed reserves, which are amounts of hydrocarbons that are expected to be retrieved through existing wells, facilities and operating methods; and

(ii)           undeveloped proved reserves, which are amounts of hydrocarbons that are expected to be retrieved following new drilling, facilities and operating methods; and

(x)            “Title Documents” means the documents of title under the heading Title Documents described in Schedule “A” attached hereto.

1.2          The following Schedules are attached to, and made part of this Agreement:

Schedule “A” -	Description of the Farmout Lands, Farmor’s Pre-Farmout Working Interests, the Title Documents and Encumbrances;

Schedule “B”	Farmout & Royalty Procedure elections and amendments;

Schedule “C”	Operating Procedure elections and amendments;

Schedule 15.1(f)	Outstanding Authorizations for Expenditure

Schedule 15.1(k)	Areas of Mutual Interest

ARTICLE 2
CONDITIONS PRECEDENT TO FARMEE’S OBLIGATIONS

2.1          Farmee’s obligations under this Agreement shall commence once each of the following conditions precedent have been satisfied:

(a)           Farmor having conveyed to Farmee a 40% undivided interest in the Title Documents and Farmee having had transfers accepted for registration evidencing Farmee as a registered lessee of a 40% undivided interest in each of the Title Documents, in each case free and clear of all royalties, burdens, claims, encumbrances and other adverse interests of any nature or kind whatsoever, other than the Encumbrances;

(b)           (1) Farmee shall have received a fully executed copy of the Assumption of Liabilities and Indemnity Agreement;

(2) Farmor shall dedicate proceeds of this agreement to retiring mortgage provided by 258662 Alberta Ltd. (Maximum $1,400,000.00 Canadian)

(c)           Farmor shall use best efforts to obtain a fully executed copy of the Existing 31 Section Block JOA and the terms of such agreement and the parties thereto shall be satisfactory to Farmee, acting reasonably;

(d)           Farmee shall have received a fully executed copy of an agreement between Nearshore Petroleum Corporation and Northern terminating the Non-Disclosure/Area of Exclusion Agreement dated November 19, 2003 between those parties.

(e)           Execution of satisfactory Escrow Agreement and satisfactory evidence of completion of Surge financing or sufficient funds to complete the drilling of the Test Well, as soon as practical following execution hereof.

ARTICLE 3
TEST WELL

3.1          Farmee shall, at its sole cost, risk and expense, and subject to having obtained a rig, all necessary surface access and Regulatory approvals, Spud the Test Well at a location of its choice on the Farmout Lands on or before 150 days following the execution hereof and drill the Test Well to Contract Depth.

3.2          Subject to Article 3.00 of the Farmout & Royalty Procedure and Article 20 of this Agreement, Farmee will earn 50% of Farmor’s Pre-Farmout Working Interest in the section of land on which the Test Well is situated together with 50% of the Farmor’s Pre-Farmout Working Interest in 5 additional sections of the Farmout Lands which are selected by Farmee not later than 90 days following the completion or abandonment, as applicable, of the Test Well.

ARTICLE 4
OPTION WELL

4.1          Within 60 days of rig release of the Test Well, Farmee shall have the right, on notice to Farmor, to elect to undertake the drilling of an Option Well.  Farmee shall Spud the Option Well at a location selected by Farmee and Farmor acting reasonably on Farmout Lands not yet earned by Farmee within 60 days of the date of the Farmee’s election notice (conditional upon rig availability, Regulatory approvals and surface access).  Farmee shall continuously drill the Option Well to Contract Depth.

4.2          Subject to Article 3.00 of the Farmout & Royalty Procedure and Article 20 of this Agreement, Farmee will earn 50% of Farmor’s Pre-Farmout Working Interest in the section of land on which the Option Well is situated together with 50% of the Farmor’s Pre-Farmout Working Interest in 5 additional sections of the Farmout Lands which are selected by Farmee and Farmor, acting reasonably, not later than 90 days following the completion or abandonment, as applicable, of the Option Well.

ARTICLE 5
ROLLING OPTION TO DRILL

5.1          Farmee shall have a continuous rolling option, during the Earning Period, to elect to drill additional Option Wells on the remaining unearned Farmout Lands in accordance with Article 4 hereof, until all of the Farmout Lands are earned or until Farmee’s right to further earning under this Agreement is terminated.  In respect of each Option Well which Farmee wishes to drill, Farmee must elect to drill the next Option Well by giving notice to Farmor within 90 days of rig release of the most recently drilled Option Well.  All terms and conditions of this Agreement which apply to the Option Well shall apply, mutatis mutandis, to any additional Option Wells drilled by Farmee hereunder, provided that if Farmee drills a total of 8 Option Wells, it will have earned (to that point in time) a 40% undivided interest in 54 sections of the Farmout Lands.  Notwithstanding Section 4.2, if Farmee drills a 9th Option Well, it will earn 50% of the Farmor’s Pre-Farmout Working Interest in the 9.0 remaining sections (which were not earned by the drilling of the Test Well and the prior 8 Option Wells).

ARTICLE 6
EXISTING JOAs AND OPERATIONS NOTICES

6.1          Promptly following each determination by Farmee that it intends to drill a well under this Agreement, Farmor shall issue an operation notice (prepared by Farmee) pursuant to Article X (Independent Operations) of the applicable Existing JOA and, thereafter, promptly advise Farmee whether either or both of the other Joint-Operators under the Existing JOA have elected or not elected (or are deemed to have elected or not elected) to participate or not participate in the drilling of that well.  If:

(a)           either or both of such Joint-Operators are participating in the operation, Farmor shall provide all assistance requested by Farmee in respect of such Joint-Operator(s) including, without limitation, (1) by electing to participate in the operation (in order that Farmee can share in any participating interest of a non-participating party), and (2) by issuing and collecting cash calls for costs of operations (to the extent of Farmor’s rights under the applicable Existing JOA); and

(b)           either or both of such Joint-Operators are not participating, Farmee will be required to pay the non-participant’s share of the cost of the operation (to the extent not assumed by another participating party) and Farmee shall be entitled to all benefits associated with such non-participation including, without limitation, the right to receive the full amount of the penalty attributable to such non-participation in accordance with Clause 1007 and the other provisions of the applicable Existing JOA.

ARTICLE 7
OPERATING PROCEDURE

7.1          Upon each occurrence of earning by Farmee in a 6 section block of Farmout Lands (and as between Farmor and Farmee), such Farmout Lands and the related Title Documents (to the extend of such lands) will become subject to the Operating Procedure with Farmee being the initial Operator thereunder.  Subject to Section 7.2, the Operating Procedure will govern all future joint operations of the Parties upon or with respect to such earned Farmout Lands and Title Documents.

7.2          Upon each occurrence of earning by Farmee in Farmout Lands governed by an Existing JOA, Farmor and Farmee shall take all necessary steps, using the Assignment Procedure, to have Farmee made a party to the Existing JOA for a 40% participating interest in respect of the earned Farmout Lands.

ARTICLE 8
NORTHERN AS CONTRACT OPERATOR

8.1          Until such time as Farmee either selects another operator to conduct operations on Farmee’s behalf under this Agreement or assumes such activities itself, Farmee and Northern agree that Northern shall conduct such operations on Farmee’s behalf as an independent contract operator. Northern shall be entitled to be reimbursed for all costs and expenses incurred by it in connection with acting as contractor operator, but otherwise, shall not be entitled to be paid a fee for that service).  Northern represents and warrants to Farmee that Northern holds all necessary permits and other authorizations required by Northern to hold well licenses in its name and conduct such operations on the Farmout Lands (including, without limitation, those authorizations required from the Alberta Energy and Utilities Board).

8.2          At such time as Farmee elects to replace Northern or use another contract operator, Northern shall transfer the well licenses in its name to the successor designated by Farmee

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1          Article 8.00 of the Farmout & Royalty Procedure will be in effect from Effective date of this agreement until the end of the Earning Period.  Subject to that Article, the Parties will have the right to participate in an acquisition of Mutual Interest Lands in the following percentages:

Farmor – 50%

Farmee – 50%.

9.2          Without limiting the generality of Section 9.1, this Article 9 shall apply in respect of any interest acquired by Northern or any of its Affiliates pursuant to the Non-Disclosure/Area of Exclusion Letter Agreement dated April 27, 2004 between Northern and Pan Orient Energy Ltd. (formerly Maxen Petroleum Inc. by name change).  Northern shall promptly advise Farmee of any opportunities available to Northern under that agreement and Northern shall, if directed by Farmee, exercise its right to acquire the available interest(s) (on the basis specified in Section 9.1 above).

9.3          Notwithstanding Sections 9.1 and 9.2, and for greater certainty, Article 8.00 of the Farmout & Royalty Procedure shall not apply to the acquisition by the Farmor of the lands comprising the 6.5 Section Block.  Upon the Farmor acquiring legal or beneficial title to the 6.5 Section Block, such lands such constitute “Farmout Lands” for the purposes of this Agreement.

ARTICLE 10
RECONVEYANCE OF FARMOUT LANDS

10.1        Promptly following the end of the Earning Period, Farmee shall convey to Deep Well or Northern, as directed by Deep Well, a 40% beneficial interest in those Farmout Lands (if any) in which Farmee has not earned an interest by the end of the Earning Period.  In the event Farmee has not earned a majority interest in any of the lands included within a single Title Document, then Farmee shall also transfer to Deep Well or Northern in accordance with their interest as originally held, Farmee’s legal title to a 40% undivided interest in such Title Document.  However, if Farmee has earned a majority interest in the lands within a Title Document, Farmee shall be entitled to remain as a registered lessee for that Title Document (as to a 40% undivided interest) but shall hold in trust for Farmor a 40% beneficial interest in any Farmout Lands in that Title Document not earned by Farmee under this Agreement. Farmee shall hold for Farmor in Trust the entire interest Farmee earns in the farmout lands until reconveyance or earning is complete.

10.2        The 40% interests conveyed by Farmee to Farmor pursuant to this Article shall be free and clear of any and all royalties, burdens, claims, encumbrances and other adverse interests created by, through or under Farmee including, without limitation, any encumbrances registered by Farmee’s lender.  Farmee shall cause any such lender to provide no interest letters or, if possible, partial discharges and releases, as necessary in respect of any such 40% interests reconveyed by Farmee to Farmor.

ARTICLE 11
ACQUISITION OF SEISMIC DATA

11.1        Upon completion of Farmee’s earning obligations under Article 3 (following the drilling of the Test Well), or at any time thereafter, and if both Parties reasonably agree that further seismic data is required prior to the drilling of any one or more of the Option Wells, then Farmor shall participate with Farmee, each as to an undivided 50% interest (or 40% interest if each of the other Joint-Operators participate), in the shooting of additional seismic data on some or all of the Farmout Lands.

ARTICLE 12
DEEP WELL – AGENT FOR THE FARMORS

12.1        Deep Well is the agent for the Farmor for all purposes under this Agreement.  Farmee shall deal solely with Deep Well in respect of all matters relating to the Farmor or either of them.  Farmee shall be entitled to rely solely on all communications from Deep Well as having been made by and on behalf of Deep Well and Northern.  Northern shall be bound by all decisions, elections and other determinations and communications made or issued by Deep Well under this Agreement and Northern shall not communicate with Farmee under any circumstances whatsoever (and Farmee shall be entitled to disregard any such Northern communications).

12.2        Deep Well and Northern are jointly and severally liable for the performance of all obligations and liabilities of Farmor under this Agreement regardless of whether any particular obligation or liability pertains to either or both of the 32 Section Block or the 31 Section Block.

ARTICLE 13
PROSPECT FEE

13.1        In recognition of the potential play developed by Farmor in respect of the Farmout Lands, Farmee shall pay to Farmor, at the following times and subject to the following legal obligations imposed on Farmee (if any), the aggregate amount of $2,000,000 USD (reduced by the deductions specified herein) as a prospect fee, payable as 90% to Northern and 10% to Deep Well.

(a)           $1,000,000 USD payable 15 business days following the execution and delivery of this Agreement by the Parties such amount to be reduced by the aggregate of the following amounts:

(i)            $50,000 USD reflecting Farmor’s agreement to pay 50% of the commissions associated with the payment of the first tranche of the Gemini Investment Strategies LLC financing (“Gemini Financing”);

(ii)           50% of all legal fees, disbursements and associated taxes incurred (to the date of this Agreement) by Farmee and Surge Global Energy, Inc. (“SRGG”) in connection with this Agreement and the Gemini Financing (being the legal costs of Farmee’s Calgary counsel and SRGG’s corporate, commercial and securities counsel in Denver and the legal fees of Gemini Investment Strategies LLC); and

(b)           $1,000,000 USD payable upon the completion or abandonment of the first Option Well drilled by Farmee under this Agreement, such amount to be reduced by the following amount, $50,000 USD reflecting Farmor’s agreement to pay 50% of the commissions associated with the payment of the second tranche of the Gemini Financing

In accordance with the Income Tax Act (Canada), Farmee shall if required by Revenue Canada withhold 15% of the amount of the payments made under this Section 13.1 and remit the withheld amount to the Receiver General (Canada) by the time required by the Income Tax Act (Canada) on account of tax payable by Farmor under the Income Tax Act (Canada).

ARTICLE 14

SURGE SHARES

14.1        Pursuant to the Escrow Agreement to be completed by March 31st, 2005 among Farmor, Farmee, and an escrow agent, to be retained by Surge. The appointed escrow agent will hold one or more certificates representing 33 1/3 % of the fully diluted common shares of Surge Global Energy, Inc. (“Shares”) outstanding as of February 17th 2005. The nature of the shares, the conversion mechanism to ear or transfer of these shares, the anti-dilutive provisions, the representations and warranties of the parties regarding these shares, the registration rights and obligations of the parties pertaining to these shares shall all be mutually agreed upon as part of the Escrow Agreement. The Shares are to be held by the escrow agent thereunder for delivery to Farmor when Farmor delivers to Farmee a reserves report (“Report”) for the Properties which is in form and substance satisfactory to Deep Well and Farmee, acting reasonably, from a mutually acceptable reservoir engineering firm and which confirms that the Proved Reserves for the Properties exceed $80,000,000 USD.  The Report shall:

(a)           use the forward curve price forecast that is being used by that engineering firm for the majority of the reserves studies that it is completing at the time the Report is prepared;

(b)           use a 12.5% discount rate; and

(c)           attribute a value of 100% to the Proved Reserves and no value to probable reserves or undeveloped lands.

The Report shall be addressed to both Deep Well and Farmee both parties shall be jointly responsible for obtaining the Report and paying all costs associated with the preparation and delivery of the Report.  For purposes of this Section, Ryder Scott and Sproule Associates are deemed to be reservoir engineering firms that are mutually acceptable to Deep Well and Farmee.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

15.1        Farmor hereby represents and warrants to Farmee (and acknowledges that Farmee is relying on such representations and warranties) that:

(a)           Deep Well is a body corporate duly incorporated and validly existing under the laws of Nevada and is extra-provincially registered in Alberta, and Northern is a body corporate incorporated and validly existing under the laws of Alberta;

(b)           Farmor has taken all necessary actions and has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and any other agreements to be delivered hereunder and this Agreement constitutes and such other agreements will constitute legal, valid and binding obligations of Farmor, enforceable against Farmor in accordance with and subject to the terms set forth herein and therein;

(c)           The consummation by Farmor of the transactions contemplated herein will not violate or conflict with any of the constating documents, by-laws or governing documents of Farmor, any judgment, decree, order, statute, rule or Regulation applicable to Farmor or any material agreement or instrument to which it is a party or by which it is bound;

(d)           Deep Well is a non-resident of Canada and Northern is not a non-resident of Canada, in each case within the meaning of the Income Tax Act (Canada);

(e)           There are no claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence, or so far as Farmor is aware, contemplated or threatened against or with respect to the Farmor (or either of them) or any of the Farmout Lands or Title Documents and there is no particular circumstance, matter or thing known to Farmor which could reasonably be anticipated to give rise to any such claim, proceeding, action, lawsuit, proceeding or investigation;

(f)            There are no outstanding authorizations for expenditures, mail ballots, cash calls or other financial commitments with respect to any of the Farmout Lands other than those as itemized on schedule 15.1(f);

(g)           There are no agreements for the purchase or sale of petroleum substances that may be deliverable from any of the Farmout Lands;

(h)           No exploration, development or other material activities of any kind have occurred on any of the Farmout Lands and, as a result, there are no wells, well sites or tangibles located on the surface of or within any of such lands; excepting the 6.5 Section Block referred to in 1.1(a)

(i)            There are no rights of first refusal or other similar rights applicable to any of the Farmout Lands;

(j)            Farmor shall not and has not knowingly withheld any records, files or other documents in its possession relating to the Farmout Lands or Title Documents and which Farmee has requested from Farmor; and

(k)           There are no areas of mutual interest or similar rights pertaining to any of the Farmout Lands that remain in effect as of the Effective Date, excepting those listed on schedule 15.1(k).

15.2        Farmee hereby represents and warrants to Farmor that:

(a)           Farmee is a corporation duly incorporated and validly existing under the laws of Alberta;

(b)           Farmee has taken all necessary actions and has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and any other agreements to be delivered hereunder and this Agreement constitutes and such other agreements will constitute legal, valid and binding and obligations of Farmee, enforceable against Farmee in accordance with and subject to the terms set forth herein and therein;

(c)           The consummation by Farmee of the share transactions contemplated by this Agreement will not violate or conflict with any of the constating documents, by-laws or governing documents of Farmee or any provision of any material agreement or instrument to which Farmee is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Farmee;

ARTICLE 16

ADDRESS FOR SERVICE

16.1        The address for service of notice hereunder for each of Farmor and Farmee shall be as follows:

Farmor:	c/o Deep Well Oil & Gas, Inc	Farmee:	Surge Global Energy (Canada), Ltd.
	Suite 2600, 144 – 4th Avenue SW		Suite 2600, 144 – 4th Avenue SW
	Calgary, AB T2P 3N4		Calgary, AB T2P 3N4
	Attention: Steven Gawne, President		Attention: Fred Kelly, President and CEO
	Facsimile: No. (403) 232-1464		Facsimile No.: (858) 704-5011 and (403) 355-3371

Any Party may change its address for service by written notice to the other Party.  Any notice faxed to Farmee must be forwarded to both of the above fax numbers to constitute effective notice hereunder.

ARTICLE 17
LIMITATIONS ACT

17.1        The 2-year period for seeking a remedial order under Section 3 of the Limitations Act (Alberta), as amended, for any claim (as defined in that legislation) arising in connection with this Agreement is extended to:

(a)           for claims disclosed by an audit, 2 years after the time this Agreement permitted that audit to be performed; or

(b)           for all other claims, 4 years.

ARTICLE 18
EARNED INTEREST

18.1        It is the intentions of the Parties that Farmee is incurring significant expenditures to earn a 40% undivided interest in the Farmout Lands (to the extent of Farmee’s drilling operations hereunder).  If, immediately prior to the time Farmor conveyed a 40% undivided interest in the Farmout Lands and Title Documents to Farmee, the Farmor had less than a 80% beneficial interest in any of the Farmout Lands or the Title Documents, the Farmee shall nevertheless earn a 40% undivided beneficial interest in and to the Farmout Lands earned hereunder even if the effect is that the Farmor’s residual beneficial interest (after earning by Farmee) is less than a 40% undivided interest in those Farmout Lands.

ARTICLE 19
RIGHT OF FIRST REFUSAL

19.1        Notwithstanding that:

(a)           the Existing JOAs do not provide for a right of first refusal in the event a party wishes to dispose of an interest in any of the lands governed by such agreements; and

(b)           Farmee will made a party to the Existing JOAs (as provided for in Article 7 hereof),

as between Farmor and Farmee, it is agreed that Alternate B of Clause 24.01 of the Operating Procedure will continue to apply, mutatis mutandis, in respect of any disposition that either Farmor or Farmee may wish to make in respect of any of the Farmout Lands, whether any such disposition occurs during the Earning Period or following the termination of the Earning Period.

ARTICLE 20

GENERAL

20.1        This Agreement contains the final and entire agreement of the Parties respecting earning by Farmee of interests in the Farmout Lands from Farmor and, as such and in respect of that subject matter, supercedes all prior agreements, memorandums of understanding, letters of intent, verbal understandings and discussions to the extent specifically relating to such subject matter.

20.2        In the event of any inconsistency or conflict between the provisions of this Head Agreement and those of any Schedule attached hereto, the provisions of this Head Agreement shall prevail.

20.3        The terms, covenants and conditions in this Agreement shall run with, attach to, be binding upon, and form part of the Farmout Lands and the Title Documents, and the estates affected thereby for the duration of this Agreement.

20.4        If any term of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term of this Agreement and such invalid, illegal or unenforceable term shall be, as to such jurisdiction, severable from this Agreement.

20.5        This Agreement shall be conclusively deemed for all purposes to be made under, and for all purposes to be governed by and construed in accordance with the laws of the Province of Alberta and of Canada applicable therein and shall be treated in all respects as an Alberta contract.  Each of the Parties hereby attorns to the Courts of Alberta at Calgary in respect of any suit, action or proceeding connected with this Agreement.

20.6        Each Party shall from time to time and at all times do all such further acts and execute and deliver all such further documents as may be reasonably required in order to perform and carry out the terms and the intent of this Agreement.

20.7        This Agreement may be executed in any number of separate counterparts with the same effect as if all Parties had signed the same copy of this Agreement.  All counterparts shall be construed together and constitute one agreement.  Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement between the Parties.

20.8        This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement effective as of the date first written above.

NORTHERN ALBERTA OIL LTD.		DEEP WELL OIL & GAS, INC.

Per:	/s/ Curtis J. Sparrow	Per:	/s/ Steven Gawne

Per:	President	Per:	President and Chief Executive Officer

SURGE GLOBAL ENERGY Inc..		SURGE GLOBAL ENERGY (CANADA), LTD.

Per:	/s/ Fred W. Kelly	Per:	/s/ Fred W. Kelly

Per:	Chief Executive Officer	Per:	Chief Executive Officer

SCHEDULE “A” attached to and forming part of a Farmout Agreement dated as of the 25th day of February 2005 between Deep Well Oil & Gas, Inc. and Northern Alberta Oil Ltd., as Farmor and Surge Global Energy (Canada), Ltd., as Farmee

FARMOUT LANDS	TITLE DOCUMENTS	FARMOR’S PRE- FARMOUT WORKING INTERESTS	ENCUMBRANCES
32 Section Block *

Township 91, Range 12: Sections 27, 28, 29, 30, 31, 32;Township 91, Range 13: Sections 25, 26, 27, 35, 36 Oil Sands (Top of the Peace River to Base of the Pekisko) Covering 2816 hectares	Alberta Crown Oil Sands Development Lease 7403070365 dated July 10th 2003 and currently standing in the name of Northern Alberta Oil, Ltd. – 80%, Pan Orient Energy Ltd. – 10%, 1132559 Alberta Ltd. 10%	80%	Crown Royalty Nearshore ORR **

Township 92, Range 13: Sections 1, 2, 10, 11, 12, 13, 14, 15, 22, 23, 24 Oil Sands (Top of the Peace River to Base of the Pekisko) Covering 2816 hectares	Alberta Crown Oil Sands Development Lease 7403070367 dated July 10th 2003 and currently standing in the name of Northern Alberta Oil, Ltd. – 80%, Pan Orient Energy Ltd. – 10%, 1132559 Alberta Ltd. - 10%	80%	Crown Royalty Nearshore ORR **

Township 92, Range 13: Sections 6, 7, 8, 9, 16, 17, 18, 19, 20, 21 Oil Sands (Top of the Peace River to Base of the Pekisko) Covering 2560 hectares	Alberta Crown Oil Sands Development Lease 7403070368 dated July10th 2003 and currently standing in the name of Northern Alberta Oil, Ltd. – 80%, Pan Orient Energy Ltd. – 10%, 1132559 Alberta Ltd. - 10%	80%	Crown Royalty Nearshore ORR **

31 Section Block *

Township 92, Range 12: Sections 15, 16, 17, 18, 19, 20, 21, 28, 29, 30, 31, 32, 33 Oil Sands (Top of the Peace River to Base of the Pekisko) Covering 3328 hectares	Alberta Crown Oil Sands Development Lease 7404080870 dated August 19th 2004 and currently standing in the name of Deep Well Oil & Gas, Inc. – 80%, Pan Orient Energy Ltd. – 10%, 1132559 Alberta Ltd. - 10%	80%	Crown Royalty Nearshore ORR **

Township 92, Range 12: Sections 22, 26, 27, 34, 35, 36	Alberta Crown Oil Sands Development Lease 7404080871 dated August 19th 2004 and currently standing in the	80%	Crown Royalty Nearshore ORR **

FARMOUT LANDS	TITLE DOCUMENTS	FARMOR’S PRE- FARMOUT WORKING INTERESTS	ENCUMBRANCES
Oil Sands (Top of the Peace River to Base of the Pekisko) Covering 1536 hectares	name of Deep Well Oil & Gas, Inc. – 80%, Pan Orient Energy Ltd. – 10%, 1132559 Alberta Ltd. - 10%

Township 92, Range 13: Sections 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36 Oil Sands (Top of the Peace River to Base of the Pekisko) Covering 3072 hectares	Alberta Crown Oil Sands Development Lease 7404080872 dated August 19th 2004 and currently standing in the name of Deep Well Oil & Gas, Inc. – 80%, Pan Orient Energy Ltd. – 10%, 1132559 Alberta Ltd. - 10%	80%	Crown Royalty Nearshore ORR **

6.5 Section Block

Township 91, Range 13: N ½ Section 28, Sections 32, 33, 34; Township 92, Range 13: Sections 3, 4, 5	Alberta Crown Oil Sands Permit 7003040812 dated •.	TBD	TBD

Oil Sands (Top of the Peace River to Base of the Pekisko)

Covering 1664 hectares

Township 91, Range 13: N ½ Section 28, Sections 32, 33, 34; Township 92, Range 13: Sections 3, 4,5 Petroleum & Natural Gas (from Surface to Basement) Covering 1664 hectares	Alberta Crown Petroleum and Natural Gas Lease 5495030101 dated •.	TBD	TBD

*              The use of the headings “32 Section Block” and “31 Section Block” are intended for convenience of reference only and are not, under any circumstances whatsoever, to be taken into consideration when interpreting this Agreement or when determining a Party’s rights or obligations under this Agreement.  Without limiting the generality of the foregoing, Farmee may (but is not required), when selecting any 6 section block of lands in which Farmee earns a 40% undivided interest by the drilling of the Test Well or any Option Well, include lands from each of the 38.5 Section Block and the 31 Section Block in any such 6 section block.

**           Pursuant to the Assumption of Liabilities and Indemnity Agreement, Farmor shall be solely responsible for the payment of the Nearshore ORR as it would otherwise pertain to the interests earned by Farmee in the Farmout Lands.

***         The 6.5 Section Block shall not constitute “Farmout Lands” for the purposes hereof unless or until the Farmor acquires a legal or beneficial interest in the Title Documents that comprise the 6.5 Section Block.

SCHEDULE “B” attached to and forming part of a Farmout Agreement dated as of the 25th day of February 2005 between Deep Well Oil & Gas, Inc. and Northern Alberta Oil Ltd., as Farmor and Surge Global Energy (Canada), Ltd., as Farmee

Farmout & Royalty Procedure Elections and Amendments

1.             Effective Date (Subclause 1.01(f) – February 17, 2005)

2.             Payout (Subclause 1.01(t), if Article 6.00 applies) – Alternate        - N/A

3.             Incorporation of Clauses from 1990 CAPL Operating Procedure (Clause 1.02)
(l) Insurance (311)        Alternate A - ☐       Alternate B -  ☒

4.             Article 4.00 (Option Wells) will ☒/will not ☐ apply.

5.             Article 5.00 (Overriding Royalty) will ☐/will not ☒ apply.

6.             Quantification of Overriding Royalty (Subclause 5.01A, if applicable)

(i)	Crude Oil (a)	-	Alternate –N/A
		-	If Alternate 1 applies %
		-	If Alternate 2 applies min % max %

	Other (b)	-	Alternate - N/A
		-	If Alternate 1 applies %
		-	If Alternate 2 applies min % max %

7.             Permitted Deductions (Subclause 5.04B, if applicable) – Alternate -  N/A

8.             Article 6.00 (Conversion of Overriding Royalty)  will ☐/will not  ☒ apply.

•              If Article 6.00 applies, conversion to N/A OF Working interest in Subclause 6.04 A.

9.             Article 8.00 (area of Mutual Interest) will ☒/will not ☐ apply.

10.           Reimbursement of Land Maintenance Costs (Clause 11.02) will ☐/will not ☒ apply.  If applies, reimbursement of $            .

SCHEDULE “C” attached to and forming part of a Farmout Agreement dated as of the 25th day of February 2005 between Deep Well Oil & Gas, Inc. and Northern Alberta Oil Ltd., as Farmor and Surge Global Energy (Canada), Ltd., as Farmee

1990 CAPL OPERATING PROCEDURE

I.	Clause 311	Insurance Election:	A.		B.	X

II.	Clause 604	Marketing Fee:	A.	X	B.

III.	Clause 903	Casing Point Election:	A.	X	B.

IV.           Clause 1004           Replace with the following:

“Notwithstanding anything to the contrary contained in this Operating Procedure, if the Operator is a participating party, it shall carry out the operation for the account of the participating parties; provided that, if the Operator is not a participating party, the participating parties shall, as and among themselves and in accordance with the provisions of Clause 206, mutatis mutandis, appoint an Operator for the operation.  If the operation is commenced prior to the time the Operator becomes a participating party, it is specifically understood that nothing in this Clause shall restrict or prohibit the proposing party from actually commencing operations as provided in Clause 1003.  The Operator, upon becoming a participating party, shall have the right to take over and carry out the operation for the participating parties.”

V.            Clause 1007           Penalty for Independent Operations:

1.             Development Wells:                            400%

2.             Exploratory Wells:                               500%

VI.           Clause 1010           Title Preserving Well:                                          180 days

VII.          Clause 2202           Address for Notices:

Farmor:	c/o Deep Well Oil & Gas, Inc	Farmee:	Surge Global Energy (Canada), Ltd.
	•Suite 2600, 144-4th Avenue SW		Suite 2600, 144 – 4th Avenue SW
	•Calgary, AB T2p 3N4		Calgary, AB T2P 3N4
	•Attention Steve Gawne, CEO		Attention: Fred Kelly, CEO

VIII.        Clause 2401           Disposition of Interests:                     A.                            B.            X

IX.           Clause 2404           Deleted and replaced with the Assignment Procedure

1996 PASC ACCOUNTING PROCEDURE

I.              Clause 105             Operating Fund:                   10%

Clause 110             Approvals:  2 or more Owners totaling 65%

Clause 112             Expenditure Limitations:

(a)           excess of                                $  25,000.00

(c)           excess of                                $  25,000.00

II.            Clause 201(a) 6     Labour:  Delete and replace as follows:

“Salaries and wages of the Operator’s employees engaged in production Engineering who are either temporarily or permanently assigned to and directly employed off-site in direct support of Joint Operations.”

Clause 202(b)        Employee Benefits – not to exceed:  25%

Clause 207             Services:  replace “warehouse” with “Warehouse” throughout

Clause 213(b)        Camp and Housing:  shall ☐/shall not  ☒ apply.

Clause 216             Warehouse handling:          5%

Clause 221             Allocation Options:             n/a

III.           Clause 301(a)        Cost:       Delete and replace as follows:

“Cost” means total expenditures described in Article II, excluding those expenditures pursuant to Subclause 209(b) and Clause 218 of this Accounting Procedure, and salvage credits for Material retired, the value of injected substances purchased for enhanced recovery and any additional exclusions as approved by the Owners.

IV.           Clause 302             Overhead Rates:

(a)           For each Exploration Project:

(i)               5%   of first                                         $    50,000

(ii)              3%   of first                                         $  100,000

(iii)             1%   of costs in excess of sum of (i) and (ii)

(b)           For each Drilling Well:

(i)               5%   of first                                         $    50,000

(ii)              3%   of first                                         $  100,000

(iii)             1%   of costs in excess of sum of (i) and (ii)

(c)           For each Initial Construction Project:

(i)               5%   of first                                         $    50,000

(ii)              3%   of first                                         $  100,000

(iii)             1%   of costs in excess of sum of (i) and (ii)

(d)           For each Subsequent Construction Project:

(i)               5%   of first                                         $    50,000

(ii)              3%   of first                                         $  100,000

(iii)             1%   of costs in excess of sum of (i) and (ii)

(e)           For Operation and Maintenance:

(i)               10%    of the cost of the Joint Property; and

(ii)             $350    per Producing Well per month; or

(iii)                       Flat rate per month

Subclause 302(3)(ii) and 302 (e)(iii) shall ☐/shall not ☒apply.

V.            Clause 406             Dispositions:  $25,000

Clause 406             Dispositions:  replace “affiliates” with “Affiliates”

VI.           Clause 501(b)        Dispositions:  replace “warehouse” with “Warehouse”

SCHEDULE 15.1(f) attached to and forming part of a Farmout Agreement dated as of the 25th day of February 2005 between Deep Well Oil & Gas, Inc. and Northern Alberta Oil Ltd., as Farmor and Surge Global Energy (Canada), Ltd., as Farmee

Outstanding Authorizations for Expenditures, Etc.

SCHEDULE 15.1(k) attached to and forming part of a Farmout Agreement dated as of the 25th day of February 2005 between Deep Well Oil & Gas, Inc. and Northern Alberta Oil Ltd., as Farmor and Surge Global Energy (Canada), Ltd., as Farmee

Areas of Mutual Interest